ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

ALLEN & CARON

Moderator: Rene Caron
August 04, 2005
12:00 pm CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Cardiac Science 2005 Second Quarter Six Months Results Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the star then the number 1 on your telephone.

If you would like to withdraw your question, press star then the number 2 on your telephone.

As a reminder, this conference is being recorded Thursday, August 4.

I would now like to turn the conference over to Mr. Rene Caron.

Please go ahead, sir.

Rene Caron:	Thank you, (Phyllis). And good day everyone and thank you for joining us for the Cardiac Science Second Quarter Results Conference Call.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Yesterday afternoon after the close of the market, each of you should have received the copy by email or fax of the press release announcing the results for the second quarter and first six months ended June 30, 2005.

If any of you did not receive a copy of the press release, please call Nathan Abler at Allen & Caron’s office in California at 949-474-4300 after the call and we’ll be happy to fax or email you a copy of the release.

Additionally, a replay of the conference call will be available on the Internet beginning within 24 hours after this call concludes. This replay can be accessed at the company’s Web site at www.cardiacscience.com.

Before we get under way, I’ve been asked to make the following statements.

Certain matters discussed and prepared statements on today’s call or answers that may be given to questions asked on the call may include forward-looking statements related to company’s operations, the proposed merger of Quinton Cardiology Systems and Cardiac Science, and the combined companies’ future financial or business performance.

We would like to remind listeners that actual results could differ materially from those anticipated in these forward-looking statements.

Management cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements, and should not be relied upon by investors when making an investment decision.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

These risks include the risk that the merged companies may not achieve the benefits and savings expected from the transaction, the risk that the transaction may be completed even though materially adverse changes may occur in one or both companies, the risk that the combined company may not be able to develop new competitive products, and the risk the transaction may not be completed or that the closing of this transaction may be delayed due to a failure to obtain shareholder approval or meet other customary closing conditions.

Statements made on this conference call should be considered in conjunction with Cardiac Science’s annual report on Form 10K, prior and subsequent quarterly reports on Form 10Q, and filings on Forms 8K, all of which can be located at www.sec.gov or may be requested from Cardiac Science.

We’d also like to advise investors that in the coming days and weeks, Cardiac Science management will continue to meet with investors and financial analysts to discuss the merger and the outlook of the combined organization.

The information provided during these meetings will be publicly disclosed information only.

The company would also like to advise conference call participants about information related to the merger of Cardiac Science and Quinton Cardiology Systems. Under the terms of the merger, the parties have formed a new corporation, CSQ Holding Company, and two wholly owned acquisition subsidiaries of CSQ Holding Company that will merge with and into Quinton and Cardiac Science, respectively.

As a part of the transaction, Quinton will also merge into CSQ Holding Company.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

CSQ Holding Company has filed a definitive proxy statement prospectus on Form S-4 in conjunction with the proposed merger transactions and that was announced on August 1, that S-4 has been declared effective by the Securities and Exchange Commission.

As a result, a definitive joint proxy statement and prospectus was mailed on or about August 3 to Cardiac Science stockholders of record as of the close of business on July 14, 2005.

Cardiac Science stockholders of record as of the record date will be entitled to vote on the proposed merger at a special meeting of stockholders to be held at 10:00 am Pacific Time on August 31, 2005 at the Newport Beach, California offices of Stradling Yocca Carlson & Rauth.

Investors and security holders are urged to read the definitive proxy - joint proxy statement and prospectus carefully because it will set forth important information about the proposed transactions.

Investors and security holders may also obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at its Web site at www.sec.gov.

In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cardiac Science by contacting Cardiac Science Investor Relations representative at Allen & Caron at 949-474-4300.

Now with all that said, on the call this morning from Cardiac Science, we have Raymond Cohen, Chairman and Chief Executive Officer of Cardiac Science and Roderick de Greef, the Cardiac Science Chief Financial Officer.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Ray and Roderick will make short statements concerning results, operations, and plans going forward following which, there’ll be a question and answer period.

Good morning, Ray. I’d like to turn the call over to you now.

Raymond Cohen:	Thank you, Rene.

And we appreciate you providing all that important information to our shareholders, so good morning ladies and gentlemen.

Before Roderick and I discuss the Q2 financial results, I’d like to make certain statements with respect to the pending merger with Quinton Cardiology Systems.

After these remarks, I’ll turn it over to Roderick who will summarize the results for the Q and offer some comments on the financial outlook for the balance of 2005.

Afterwards, I will make some additional comments about the quarter, discuss the joint proxy statement and prospectus that shareholders will be receiving. And finally we’ll open it up for Q&A.

With respect to the pending merger with Quinton, please be advised that as Rene mentioned earlier, the joint proxy statement and prospectus was mailed early this week to stockholders and stockholders will be receiving this document some time this week or early next week from - either directly from the company or from their stockbrokers.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

The special meeting of the shareholders has been set for August 31st and we expect to close the merger on September 1st.

Management and the Board of Directors of Cardiac Science urge you to vote “yes” on the merger as we believe that the consummation of this merger is in the best interest of our stockholders and will greatly benefit the company.

The merger plays to the respective strengths of both organizations. The combination of the companies will create critical mass and allow us to significantly enhance our operating leverage and facilitate the elimination of $61 million in debt, generate positive cash flow as a company, and allow us to generate operating profit.

As mentioned by our colleagues at Quinton in their call last night, we fully expect to realize the aforementioned benefits while achieving double-digit sales growth in 2006.

And perhaps as importantly, this merger helps Cardiac Science address the single most troublesome challenge to our business. Let me explain.

Potential customers recognize that Cardiac Science has a broad line of high quality AEDs as well as world-class training and program management.

However, our larger competitors consistently attempt to negatively influence prospective customers by suggesting that our modest size and lack of profitability is cause for concern, and they’ve had some degree of success doing so.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

We believe the new Cardiac Science will be a significantly larger company with a stronger financial position which will help us dramatically mitigate this competitive issue.

As a result, we believe once the pending merger closes, given our increased size and financial stability, this will allow Cardiac Science to more effectively compete and we will see our core AED revenue once again grow as or somewhat faster than the estimated 15% to 25% growth of the worldwide AED market.

At the end of the day, performance will determine stock valuation. And to that end, once the merger is completed, we expect that the combined company under the experienced and capable leadership of John Hinson will drive stockholder value by producing solid financial results in 2006 and beyond.

With those statements, I would like to turn it over to Roderick de Greef, our CFO, who will speak of Q2 and mid-year financial results.

Roderick de Greef:	Thanks, Ray.

Good morning.

I’d like to briefly summarize our financial results for the second quarter and six months ended June 30, 2005, as well as update our guidance for the full year.

For the second quarter, sales of AED products, related accessories, and training services were $15.2 million compared to $15.9 million reported last year.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

The decrease was primarily attributable to a reduction in training and program management revenue and flat AED product and accessory sales compared to the prior year.

Sequentially, AED product, accessory, and service revenue was up 4% due to a 19% increase in the domestic market. This increase was somewhat offset by lower sequential sales in the UK based on having completed the large British government deployment in Q1 of this year.

Total revenue for the second quarter was $15.6 million compared to $17.5 million last year.

Revenue in the second quarter of last year included $1.3 million in sales from product lines which we exited in the second half of 2004.

For the first six months, sales of AED products, accessories, and training services were $29.8 million compared to $29.7 million last year.

Total revenue for the six months was $30.6 million, compared to $33.1 million last year.

Revenue for the second half of 2004 included $2.7 million in sales from product lines which we exited last year.

The gross profit margin for the second quarter and six months was 52.6% and 55.4%, respectively, compared to 55.3% and 56.7% in the same period last year.

The gross profit margin in the second quarter was negatively impacted by $340,000 in expenses related to the closing out of the 2004 product recall.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Excluding these expenses, the gross margin for the second quarter and six months would have been 54.7% and 56.5%, respectively.

Sales and marketing expense for the second quarter totaled $5.3 million or 34.2% of revenue compared to $6.9 million or 39.7% of revenue in the same period last year.

This 23% decrease is primarily attributable to lower indirect channel and training, selling expenses and reduced direct marketing cost.

For the six months, sales and marketing expenses totaled $10.3 million or 33.5% of revenue compared to $13 million or 39.1% of revenue for the prior year period.

Research & development expense for the second quarter totaled $1.8 million compared to $1.5 million last year. The increase is primarily due to costs related to completing the traditional in-hospital crash-cart defibrillator product for GE Healthcare.

For the six months, R&D expense was $3.3 million compared to $3.1 million in the 2004 period.

G&A expenses for the second quarter were $5.7 million compared to $4.3 million for the same period last year.

This quarter’s G&A expense includes $1.5 million of cost related to our pending merger with Quinton Cardiology Systems and related shareholder litigation.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Legal expense related to the Philips litigation totaled $590,000 this quarter compared to $550,000 in the same period last year.

G&A expense for the six months was $10.9 million compared to $8.5 million in the same period last year and included $2.2 million in merger-related expenses.

For the six months, legal expense related to the Philips litigation was $1.3 million compared $1 million last year.

Excluding merger and shareholder litigation expenses and the impact of the goodwill impairment charge taken in the first quarter of this year. Total operating expenses for the three and six-month periods in 2005 were $11.8 million and $23.1 million, respectively.

This reflects a year-to-date decrease in operating expenses of 10% resulting from expense reductions implemented during 2004.

Interest and other expense for the quarter increased to $2 million from $1.8 million in the prior year period primarily as a result of a larger amount of long-term debt, interest and other expense for the six months was $5.3 million compared to 3.4 million in the prior year period.

The reported operating loss for the second quarter was $5.1 million. Excluding merger and shareholder litigation-related expenses, the operating loss for the 2005 period was $3.6 million compared to $3.5 million for the same quarter in 2004.

For the first six months of 2005, the operating loss was $55.6 million.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Excluding goodwill impairment charge and merger and shareholder litigation-related expenses, the operating loss for the first half of ’05 was $6.1 million, down from $6.8 million for the first half of 2004.

The net loss for the second quarter was $7.1 million or $0.08 cents per share. Excluding merger and shareholder litigation expenses, the net loss for the 2005 second quarter was $5.6 million or $0.06 cents per share compared to $5.3 million or $0.07 cents per share in the prior year period.

The net loss for the first six months of 2005 was $60.9 million or $0.71 cents per share. Excluding the goodwill impairment charge and merger and shareholder litigation expenses, the net loss for the 2005 first six months was $11.5 million or $0.13 cents per share compared to $10.2 million or $0.13 cents per share in the corresponding 2004 period.

We ended the quarter with $7.3 million in cash, and our DSO continues to improve at 69 for the quarter.

With respect to outlook for the balance of ’05, on our last conference call, we noted that our original 2005 guidance was predicated on receiving Japanese MOH approval of our biphasic AED and gaining FDA regulatory clearance for the GE defibrillator in Q2 of this year.

We also stated that if these regulatory clearances were delayed or did not materialize, the expected 2005 revenue range could be reduced by as much as $10 million, which in turn would materially impact our results for the balance of 2005.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Based primarily on the expectation that the regulatory clearances will be received late this quarter or early in the fourth quarter, we are modifying our guidance for 2005.

We expect revenue for 2005 to range from $65 million to $70 million which is down from the previous estimates of $75 million to $80 million.

We expect the full year gross margin of 55% to 57% revised from 56% to 58%.

Excluding the goodwill impairment charge and merger and shareholder litigation related expenses, we expect operating expenses for 2005 to range between $47 million and $48 million with some additional variability possible as a result of higher than expected legal fees associated with the Philips litigation in the second half of the year.

Excluding the goodwill impairment charge and merger and shareholder litigation related expenses, we anticipate that the operating loss will range from $7.6 million to $8.9 million, and a net loss will range from $18.2 million to $19.5 million or $0.21 cents to $0.23 cents per share.

Finally, as previously discussed, the pending merger with Quinton Cardiology Systems is subject to approval by both Cardiac Science and Quinton shareholders.

Management currently anticipates that the merger will close on September 1st immediately after the shareholder meetings which are scheduled for August 31st.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

If the merger is not consummated, our expected results for 2005 may be negatively impacted by increased pressure from our larger competitors who may more aggressively emphasize the company’s size and financial position as a reason not to do business with Cardiac Science.

Ray?

Raymond Cohen:	Okay. Thanks, Rod.

So, in addition to some of these comments, I’d like to say that while our financial results to date have not been what we would have expected or would have preferred, it’s important to note that literally hundreds of new customers are buying our products every month based on the strength of our technology, feature set, training and program management service offering.

The bottom line is that there are many reasons to be optimistic, for us to be optimistic about the AED market and the company’s future prospects.

A couple of those reasons include the fact that the AED market is one of the fastest growing medical markets in the medical device business.

Recent industry reports suggest that the overall external defibrillator market in the United States alone will top $600 million for 2005 and for the first time in the history of the defibrillation business, revenue from the sale of AEDs in the US will be higher than the sale of traditional defibrillators.

This industry report suggests AED sales grow in the 15% to 25% range for the years to come.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Even in the US where AED sales account for over 75% of the world uptake penetration rates are in the single digits in all but the fire, police, and EMS market segments.

The consumer market is nascent. However, product awareness is increasing rapidly.

To this point, Jeff Bezos, Amazon.com’s CEO, in an interview this month with Time magazine, stated that he expects AEDs to be his biggest gift item at Christmas this year.

With respect to Cardiac Science, our investment in R&D and sales and marketing will continue to pay dividends in 2006 and beyond.

We have more prospects in our sales pipeline than ever before in the history of the company. We have a talented domestic and international sales and sales management team that has persevered through some difficult times and is highly motivated and very enthusiastic about the upcoming merger and the elimination of their Number 1 point of sale objection.

Our R&D department continues to be very productive, and we have a number of new products that are due out yet this year.

Our new traditional defibrillator product that Rod talked about earlier is complete and the product is now in production in our manufacturing facility.

This will allow us to get into a segment of the business for the first time which accounts for over $300 million in annual worldwide purchases.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

We also have a new AED product, an expanded version of our current Powerheart AED G3, which has detailed voice instruction and a number of other enhancements that we expect to be due out for sale in the September period.

We have also completed human factors testing and expect to file with FDA for OTC clearance for our fully automatic AED product in the next few months.

We continue to invest in clinical studies to show survival, improved economic benefit of our unique in-hospital CRM fully automatic bedside defibrillator monitor. We believe that this technology has as much promise if not more than ever before.

We have also begun development of a new line of AEDs which will allow us to further reduce cost of goods and stay competitive in the AED business for years to come.

And of course, based upon the pending merger, we have restructured - we will be restructuring the company from a financial standpoint and addressing the Number 1 risk issue for Cardiac Science.

With respect to Q2 numbers, sales of AEDs, products, accessories and AED/CPR training and program management service combined, as Rod mentioned, were $15.2 million or 97% of the company’s revenue.

Sales of our in-hospital Powerheart CRM and electrode accounted for 2% of company’s sales or $330,000.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

The overall AED result represents a 2% decrease over sales in the same period last year.

However, during the quarter, we were very encouraged that our US direct sales force posted a strong 19% sequential increase in our domestic sales over Q1 of this year despite the continued pressure from our larger competitors, who continue to point to our relatively small size and lack of profitability as a reason not to do business with Cardiac Science.

Quantitatively, the sequential increase was due to an increase in AED sales to schools and the dental segment and a $1 million sequential increase in sales to the US workforce segment, where corporate and government workplace facilities continue to be our two strongest sectors in the domestic market.

In Q2, the US market segment breakdown was as follows: corporate and government workplace has accounted for 66% of our domestic sales; schools, 14%; a non-hospital medical and dental market, 11%; and fire, police, and EMS at 9%.

Overall, ASPs for AEDs in the US were relatively stable with prices ranging from $1,500 to $1,800 depending on the model and the number of devices purchased.

Internationally, ASPs are nearly flat year-over-year.

International sales for Q2 accounted for approximately 31% of the company’s total revenue. Sales in the UK were down sequentially as compared to the particularly strong Q1 where we delivered the balance of the 2,300 AEDs on a government contract.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

However, our day-to-day business was nearly double from the same period last year aided by our new market-leading position. We are extremely optimistic about the ongoing prospects in this market given the implicit endorsement of the British National Health Service.

With respect to Japan, sales in the first half of 2005 are essentially flat with the same period from last year but off substantially from the strong second half 2004 results.

As stated in our news release, we are awaiting approval by the Japanese Ministry of Health for our biphasic version AED, which has been under consideration for two years now.

Currently, only our monophasic AED is approved for sale in Japan. While progress has been made, our biphasic AED is not yet approved for sale in Japan regulators. And given this delay, our Q3 shipments to Japan will be minimal.

The issue at hand is that as demand for AEDs in Japan has grown as the market gains sophistication, customers want to purchase a biphasic version AED.

Japan’s AED market is growing rapidly and in order for Cardiac Science to avoid a substantial decrease in shipments to Japan in 2005, it’s important we gain biphasic approval in the near term.

To that end, we had been working diligently with Nihon Kohden Corporation, our Japanese OEM partner over the last several months, to satisfy the Ministry of Health’s remaining request. And we believe we have submitted all the final documents required to gain marketing clearance.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Accordingly, we are optimistic that the final regulatory clearance will be forthcoming. Nihon Kohden reports that substantial demand exists for our biphasic AED product and we are confident that we can realize significant sales upon gaining approval.

The Nihon Kohden branded biphasic AED is in production and on the shelf and ready for immediate shipment.

With respect to the new traditional in-hospital external defibrillator which has been under development for sale by GE, we are pleased to report that we have successfully completed the development of this new product as planned and we have begun manufacturing commercial product in our Minneapolis facility under the GE Responder brand name.

We are actively working with the FDA on obtaining 510k clearance and while it is taking longer than expected, we believe that we can gain clearance later this quarter or early in the fourth quarter.

As is the case with the existing line of Cardiac Science AEDs, the new defibrillator product will be manufactured under the Powerheart brand for sale by GE in the US hospital market and also manufactured by us on a private label basis under the GE Responder brand name for sale by GE in Europe, Asia, the Middle East, and other international markets.

To remind investors, this is a new product for Cardiac Science and we have not had a product offering in this category to date. This new product will allow us for the first time to gain a share of the replacement market for traditional hospital external defibrillators, which is estimated at approximately $300 million in annual worldwide purchases.

With respect to the Philips patent litigation, Roderick provided an update on the amount of money that we spent to this case - on this case year-to-date and compare it to last year.

To remind investors, Cardiac Science has sued Philips for patent infringement. There are total of 21 patents currently at issue in this case.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

We remained confident about our position. We feel that our case is as strong as ever. And this is the same opinion that is shared also by our colleagues at Quinton.

In the post-merger environment, we intend to continue to vigorously pursue this case and expect a positive outcome.

Okay. In closing, I would like to encourage or I should say before we get into the Q&A, I would like to encourage people - shareholders to read the proxy materials and to vote your shares. It’s critically important that everyone votes their shares and sends in their proxy material. Every vote counts.

When you’re reading the materials, we suggest that you read the Risk Factors as outlined on Page 26. We also would encourage you to read Cardiac Science’s reasons for the transaction which are outlined on Page 60 to 62.

To recap, we believe that the merger will allow us to take advantage of significantly improved economies of scale for Cardiac Science and allow us to effectively compete more aggressively in the AED marketplace against competitors who have greater size and somewhat better financial flexibility.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

We believe that the combined entity will have predictable and stable sources of revenue and will be able to meet customer needs by providing a enhanced product line.

We believe that we will take advantage of product distribution to the domestic medical marketplaces for Cardiac Science AED products by utilizing Quinton’s established distributor channels, and we expect fully to take advantage and leverage the combined technology manufacturing strengths of Cardiac Science and Quinton that will create operating synergies for both companies.

As we mentioned previously and our colleagues from Quinton mentioned again last night, we fully expect to realize annual cost saving of approximately $10 million and an additional $2 million to $4 million in additional operating expense reductions have been identified and are expected.

In addition, it is important to remember that this merger will eliminate Cardiac Science senior notes and allow us to retire and eliminate approximately $61 million in debt and accrued interest.

And of course, we fully expect that the companies will generate positive cash flow from operations upon the consummation of the merger and achieve sustainable profitability sooner than Cardiac Science would as a stand-alone company.

In closing on this particular point, it’s clear that management and the board of directors feel very strongly about the merger and that we highly encourage our investors to vote “yes.” And if there’s any questions at all, if you have not received your proxies, if you need additional materials or you do not receive the materials, please contact the company and your broker and we’ll make sure that you get the materials that you need to be able to vote on this important measure.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

At this point, Rene, we’d like to open it up for questions and answers.

Operator:	Thank you.

Ladies and gentlemen, if you would like to register a question, please press the star-1 on your telephone.

If your question has been answered and you would like to withdraw your registration, please press star-2.

If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Our first question comes from the line of Stephen Dunn with Dawson James.

Stephen Dunn:
Gentlemen, on your - I guess, Ray, your guidance for sales, $65 million to $70 million, I guess, what are your assumptions there? Are you assuming Japanese biphasic approval? You’re assuming the 510k approval for the crash-cart? Are you assuming the 510k for your OTC AED? I mean what are your assumptions in that sales number?

Raymond Cohen:	Yeah. I’m going to let Rod actually answer that.

Stephen Dunn:	Okay.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Roderick de Greef:
The key assumption to that, is that we received the regulatory clearance from MOH in the fourth quarter and that we received the clearance for the GE defibrillator some time late in the third quarter early fourth quarter as well.

There is no assumption about any other new product introduction. And in fact, if you take a look at the reduction in revenue guidance from $75 million to $80 million to the $65 to $70 million we just provided, 80% of that reduction or 80% of that $10 million comes as a result of the delay associated with Japan and the GE defibrillator.

Stephen Dunn:
All right. As I recall, the issue on the voice activate - well not the voice activator, change in the voice on the AED related to achieving the 510k for the over-the-counter AED, you know, can you update us on the progress of that (thing)?

Raymond Cohen:	Sure.

Basically, we have completed the work necessary from a product perspective to be able to make our filing with the FDA. The key for us was to modify the voice prompts on the device to have the device be more effusive in its speaking, to provide more simple prompts for lay users, and that we needed to also conduct a human factors test to be able to show equivalency to the one product that is currently cleared for OTC today, which is the Philips product.

We have done that. We believe that this work that we’ve done will also be attractive to all of our customers in the marketplace. And we’re going to be coming out with a new version product that will allow customers to buy that - those enhanced voice prompts for everyday use.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

We also, as I mentioned in my remarks that we will then go to FDA and file for specific clearance for OTC. So this is - we’re not - we’re talking about this because we think this is an important market for the future. But this is something that from a financial perspective, a revenue perspective, we’ve not factored at all into 2005.

Stephen Dunn:	All right. Thanks, guys.

Raymond Cohen:	You’re welcome.

Operator:	Our next question comes from the line of Jason Aryeh with Jalaa Equities.

Jason Aryeh:	Good afternoon, gentlemen.

Question regarding the Philips patent infringement litigation. I guess a couple of questions surrounding that.

Ray, can you discuss what your views are on whether this would - how meaningful this could be financially to the Newco? And how might the merger with Quinton affect Philips strategy in fighting the litigation?

And then lastly, the Philips OTC product that you just mentioned, is that involved in the litigation as well so that Cardiac Science is potentially in line to receive damages on all of the OTC sales as well? Thank you.

Raymond Cohen:	Okay. Thanks, Jason.

That was a multi-part question. I’ll start with the last part of it.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

The answer is yes. The product that is currently marketed on an OTC basis by Philips is included in the litigation for IP infringement.

So, that’s the fact there.

Regarding the prospects for financial remuneration for the company as we’ve mentioned before, it’s very, very difficult for us, of course, to predict or to speculate on what that potential might be for the company.

However, you know, there’s no question that if we prevail in this case, it would be material to the Newco.

As far as Philips’ strategy or lack there of in the post-merger environment for the combined entities, I think that, you know, it’s difficult of course to predict exactly what they will do or won’t do. However, we do know that the way that they’ve been managing this case has been on the basis that they would expect that we’re going to run of gas.

And that at some point in time, we’re not going to be able to or we would not have the resources to continue to press forward with this particular effort.

So, you know, this is a type of situation where, you know, this case has been looked at very closely by management or the future management of the company, Mr. Hinson, who will be the CEO of the combined company, has experienced in litigation. He has experience specifically with Philips in litigation and the fact of the matter is that, you know, we fully expect to pursue this aggressively.

And we think part of what has driven Philips’ strategy in this particular case is they felt that Cardiac Science was financially weak. And they could get away with it.

So, we hope to dissuade them of that opinion and continue to pursue it aggressively.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Jason Aryeh:
And Ray, as Cardiac Science shareholders in analyzing this case in some depths, I mean we believe that the optionality of it is probably maybe two times as great as the entire market capital of Cardiac Science right now. Do you have a commitment from the Newco management team that I know you’ll be chairman of the company, but is there a commitment there to pursue this so that the shareholders hopefully do see the final outcome?

Roderick de Greef:	Jason, its’ Rod here.

I think that the best way to put that or answer that question is that in the projections for Newco going forward that we’ve developed in conjunction with the Quinton management team, there is a fully loaded Philips litigation line in there assuming that it goes all the way to trial. So they are committed to doing that and that’s not been identified as a cost synergy here.

Jason Aryeh:	Right. Thank you, guys.

Raymond Cohen:	Thank you, Jason.

Roderick de Greef:	Thank you.

Operator:	Mr. Cohen, there are no further questions at this time. I will now turn the call back to you.

ALLEN & CARON
Moderator: Rene Caron
08-04-05/12:00 pm CT
Confirmation #21256461

Please continue with your presentation or closing remarks.

Raymond Cohen:	Okay. Thank you, operator.

Thank you, ladies and gentlemen. We certainly appreciate you listening in today. Roderick and I appreciate your support as shareholders for the company.

Once again, on behalf of Cardiac Science management, the board of directors, we are urged you to open up your prospectus to read the merger proxy materials and to vote “yes” on this transaction.

So, thank you for your support once again and have a nice day.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

END